Caldwell Trust Company

Personal ● Traditional ● Independent

Custody Agreement

for

Sector Allocation Model Fund Series

of

Institutional Investor Trust

CUSTODY AGREEMENT

This AGREEMENT is made between the parties named below as follows:

CUSTOMER:        Sector Allocation Model Fund Series
                                of Institutional Investor Trust

CUSTODIAN:        Caldwell Trust Company

FIRST — Appointment and Delivery and Ownership of Property: The CUSTOMER hereby appoints the CUSTODIAN to provide custodial and related services to the CUSTOMER, which will deliver from time to time property acceptable to the CUSTODIAN to be held in accordance with the terms of this agreement. The CUSTOMER is the owner of all property held hereunder and the CUSTODIAN is acting solely as an agent of the CUSTOMER for the purposes set forth herein.

SECOND — Investments: The CUSTODIAN is hereby empowered to invest, sell and/or reinvest the CUSTOMER's assets, securities or properties and to take delivery or to deliver or to arrange for deliveries and receipts of such assets securities or properties in the normal course of performing all necessary duties hereunder, only upon instructions from authorized representatives or agents of INSTITUTIONAL INVESTOR ADVISERS, INC. as the investment advisor to this fund series. Instructions from authorized representatives or agents of the CUSTOMER's investment advisor in regard to purchase, sale or delivery of assets, securities or properties may, but need not be, in writing and the CUSTOMER assumes all risks resulting from action taken by the CUSTODIAN in good faith as a result of having taken such instructions. The CUSTODIAN shall not be required to comply with any direction to purchase securities unless or until there is sufficient cash or equivalents available for such purpose, or with any direction to sell securities unless such securities are held in or to the order of the Account at the time in a form satisfactory to the CUSTODIAN. Expenses incurred in effecting any of the foregoing transactions shall be charged to the Account unless the CUSTOMER makes provisions or gives instructions otherwise. The CUSTODIAN shall undertake the collection of any item held as the same matures.

THIRD — Income: The CUSTODIAN shall collect income on the property held hereunder, pay expenses and make remittances as directed, authorized or agreed, and/or reinvest income as the CUSTOMER instructs.

1 of 3

FOURTH — Statements: Periodically as mutually agreed, the CUSTODIAN shall furnish to the CUSTOMER or to the CUSTOMER's Investment Advisor, daily cash balances, statements of assets and statements of all receipts and disbursements and shall furnish annually data for the preceding year to assist the CUSTOMER in preparing returns for income tax purposes on the property held hereunder.

FIFTH — Nominee: The CUSTODIAN may register all or any part of the property either in the name of the CUSTODIAN, or in any name or nominee, or may retain them unregistered and in bearer form.

SIXTH — Payment of Taxes: The CUSTOMER is responsible for the payment of all taxes assessed on or with respect to any property held hereunder and income collected thereon and agrees to hold the CUSTODIAN harmless therefor.

SEVENTH — Compensation: The compensation of Agent shall be as mutually agreed from time to time between Agent and the CUSTOMER. The Current Rate Structure as of the date of this Agreement is 0.10%.

EIGHTH — Withdrawal of Property and Termination of Agreement: The CUSTOMER may withdraw any and all property held hereunder only upon presentation to the CUSTODIAN of documentation satisfactory to the CUSTODIAN, authorizing such withdrawal or termination, it being clearly established herein that it is the intent of this provision to mean that any such withdrawal of assets, securities or properties by the CUSTOMER in kind or in cash is to made by the CUSTOMER's authorized officer or agent only upon presentation of a resolution of the CUSTOMER's Board of Trustees, signed by all Trustees of the CUSTOMER, with signatures attested to by the Secretary of Institutional Investor Trust and signed under seal, with the language in the resolution to explicitly authorize such specific withdrawal or termination. The final withdrawal of all property held hereunder shall terminate this agreement. The CUSTODIAN shall have the right to terminate this agreement at any time upon giving the CUSTOMER written notice. The CUSTODIAN shall deliver the property as soon as practicable upon either a withdrawal or termination, but prior to delivery may require re-registration of any property held in its nominee form.

NINTH — Authority of the CUSTOMER: The CUSTOMER certifies that it has legal authority to enter into this agreement.

TENTH —Governing Law: The laws of the State of Florida shall govern the interpretation of this agreement.

2 of 3

ELEVENTH — General: The CUSTOMER's tax identification number is 30-063500.

This agreement shall bind the respective successors and assigns of the parties hereto.

IN WITNESS WHEREOF, the CUSTOMER and the CUSTODIAN have executed this agreement in duplicate on the 30th day of August, 2010.

CUSTOMER:
ATTEST:	Sector Allocation Model Fund Series Institutional Investor Trust
/s/ Marcia Devries	By: /s/ Roland G. Caldwell, Jr. President

CUSTODIAN
ATTEST:	Caldwell Trust Company
/s/ JoAnn Adam	By: /s/ H. Lee Thacker, Jr. Vice President

3 of 3